EXHIBIT 99

[THE CERGHINO GROUP LOGO]                      CLIENT:   WILSHIRE BANCORP, INC.
CORPORATE INVESTOR RELATIONS                   CONTACT:  Brian E. Cho, EVP & CFO
5333 - 15TH AVENUE SOUTH, SUITE 1500                     213.387.3200
SEATTLE, WA 98108                                        www.wilshirebank.com
206.762.0993
www.stockvalues.com
                                                         NEWS RELEASE
================================================================================

                 WILSHIRE BANCORP FIRST QUARTER EARNINGS UP 40%;
         LOAN PRODUCTION INCREASED 24%, CREDIT QUALITY REMAINS EXCELLENT

LOS ANGELES, CA - April 21, 2005 - Wilshire Bancorp, Inc. (Nasdaq: WIBC), the holding company for Wilshire State Bank, today reported that continued strong loan growth combined with net interest margin expansion contributed to record profits in the first quarter. For the quarter ended March 31, 2005, net income increased 40% to $6.1 million, compared to $4.3 million a year ago, with earnings per diluted share increasing 40% to $0.21, from $0.15 per share in the first quarter last year.

In August 2004, Wilshire Bancorp ("Wilshire") was formed as a holding company for Wilshire State Bank. All previous results reflect the operations of Wilshire State Bank, which are comparable to those of the holding company. All per share results reflect the one-for-one conversion of Wilshire State Bank stock into Wilshire Bancorp stock, and the two-for-one stock split that followed in December 2004.

"While generating record first quarter profits and issuing our first cash dividend, we continued our expansion into new markets, with Business Lending Offices opening in Atlanta, Houston and Denver since the first of the year," stated Soo Bong Min, President and CEO. "In addition, the Dallas office, which opened in November, will be converting into a full-service branch in May of 2005, allowing us to better serve our customers in Texas."

"We issued $20.6 million in Junior Subordinated Debentures and related Trust Preferred Securities in the first quarter of 2005 to maintain solid capital ratios and help fund our growth," stated Brian Cho, Executive Vice President and Chief Financial Officer. "We will utilize some of this capital to open two branches in the second quarter, in Orange and Los Angeles Counties, and remain committed to looking for new markets with thriving multi-ethnic business environments in need of a community commercial bank."

Wilshire generated an annualized return on average assets of 1.87% in the first quarter, compared to 1.76% a year ago. The annualized return on average equity was to 26.3%, versus 27.5% in the first quarter last year. The efficiency ratio improved to 42.2% in the first quarter of 2005, compared to 43.0% a year ago.

"Our profitability has been enhanced by four consecutive quarters of net interest margin expansion," Min said. "The lag between assets and liabilities repricing after a change in interest rates has been beneficial, and continued slow increases in short-term rates should have the same result. We are working to lower our cost of funds to help maintain our margin once rates level off or start to come back down." Net interest margin was 4.54% in the first quarter of 2005, compared to 4.42% in the previous quarter and 4.03% a year ago.

Wilshire State Bank generated $192.1 million of new loans in the first quarter of 2005, up 24% from $155.2 million a year ago. Net loans grew 25% to $1.03 billion at March 31, 2005, compared to $825.7 million at the end of the first quarter of last year, and total assets increased 29% to $1.38 billion, from $1.07 billion a year ago. Deposits increased 26% to $1.16 billion at the end of the first quarter of 2005, compared to $917.2 million a year earlier.

"While our growth has been significant over the last year, we remain diligent with our underwriting and reporting processes," Min said. "Credit quality has improved on both a sequential-quarter and year-over-year basis and we had a net recovery $56,000 in the quarter, reflecting the management team's commitment to banking excellence." Non-performing loans (NPLs) dropped to $2.2 million, or 0.21% of gross loans, compared to $2.7 million, or 0.26% of gross loans at year-end 2004, and $3.7 million, or 0.44% of gross loans at the end of the first quarter last year. Non-performing assets (NPAs) decreased to $2.5 million, or 0.18% of total assets at March 31, 2005, compared to $2.7 million, or 0.21% of total assets three months prior, and $3.7 million, or 0.35% of total assets a year ago.

"At quarter-end, the difference between NPLs and NPAs was a commercial property on the books at $308,000, which we have since sold and recorded a small loss," Cho said. "After evaluating our loan growth and credit quality, our provision for loan losses was $500,000 in the quarter. As a result, the allowance for loan losses increased 23% from a year ago to $11.7 million, which represents 1.12% of gross loans and far exceeds NPAs."

Net interest income increased 50% to $13.6 million in the quarter ended March 31, 2005, from $9.1 million in the same quarter last year. Interest income grew 54% from the first quarter last year to $19.5 million in the first quarter of 2005, and interest expense increased 66% over the first quarter of last year to $5.9 million, reflecting the increase in earning assets, the growing deposit base and the rising interest rate environment.

"Other operating income was $4.9 million in the first quarter of 2005, compared to $5.1 million a year ago," Cho said. "While SBA lending activity has increased, we did not sell any non-guaranteed SBA loans in the quarter, whereas we sold non-guaranteed loans for a gain of $596,000 in the first quarter of 2004. An increase in the gain on sale of SBA-guaranteed loans over the first quarter of 2004 offset most of that difference."

"Other operating expenses grew 28% to $7.8 million in the first quarter of 2005, from $6.1 million in the same quarter last year," Min added. "I expect operating expenses to continue to trend upwards, reflecting increased staffing, occupancy expense and professional fees related to our growth. In addition, both hard and soft costs associated with Sarbanes-Oxley compliance remain a drag on earnings, but help us to provide our shareholders with accurate information."


                                     (more)

WIBC - Record Profits in 1Q05
April 21, 2005
Page 2

At March 31, 2005, shareholders' equity was $95.2 million, up 31% from $72.9 million a year earlier, and book value grew to $3.33 per share from $2.63 a year prior. Capital ratios continue to exceed the "Well Capitalized" guidelines established by regulatory agencies. At March 31, 2005, Tier 1 Leverage Ratio was 9.81%, Tier 1 Risk-Based Capital Ratio was 11.74%, and Total Risk-Based Capital Ratio was 14.08%, compared to 7.33%, 8.32%, and 12.39%, respectively, at the end of March 2004.

In late December 2003, Investor's Business Daily ranked Wilshire State Bank at the top of the `Who's Who Among Regional Banks' list. In June 2004, Wilshire State Bank was added to the Russell 3000 index, and in July Wilshire ranked #8 in the Top 200 Publicly Traded Banks by U.S. Banker, which listed community banks by their three-year average return on equity. Wilshire State Bank was also named one of Sandler O'Neill's 2004 Bank and Thrift Sm-All Stars, which honored the top 30 performing small banks in the country.

Headquartered in Los Angeles, Wilshire Bancorp is the parent company of Wilshire State Bank, which has 14 branch offices in California and Texas, and eight Loan Production Offices in San Jose, Seattle, Oklahoma City, San Antonio, Las Vegas, Houston, Atlanta, and Denver. Wilshire State Bank is an SBA preferred lender at all of its office locations, excluding the newest LPOs in Houston, Atlanta, and Denver. The Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp's strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

CONSOLIDATED STATEMENT OF OPERATIONS                            Three Months Ended March 31,    Percentage
(unaudited) (dollars in thousands, except per share data)           2005            2004          Change
                                                                    ----            ----          ------
INTEREST INCOME
      Interest on Loans & Leases                               $      18,230   $      11,848          54%
      Interest on Securities                                             871             690          26%
      Interest on Federal Funds Sold                                     427             115         271%
                                                               -------------   -------------
Total Interest Income                                                 19,528          12,653          54%
                                                               -------------   -------------

INTEREST EXPENSE
      Deposits                                                         5,110           3,181          61%
      FHLB Advances and Other                                            778             367         112%
                                                               -------------   -------------
Total Interest Expense                                                 5,888           3,548          66%

Net Interest Income                                                   13,640           9,105          50%
Provision for Loan Losses                                                500             897         -44%
                                                               -------------   -------------
Net Interest Income After Provision for Loan Losses                   13,140           8,208          60%

OTHER OPERATING INCOME
      Fees on Deposits                                                 1,720           1,822          -6%
      Gain on Sales of  Loans                                          2,023           2,138          -5%
      Other                                                            1,193           1,111           7%
                                                               -------------   -------------
Total Other Operating Income                                           4,936           5,071          -3%

OPERATING EXPENSES
      Salaries and Employee Benefits                                   4,375           3,442          27%

      Occupancy & Equipment                                              833             609          37%
      Other                                                            2,631           2,050          28%
                                                               -------------   -------------
Total Other Operating Expenses                                         7,839           6,101          28%
                                                               -------------   -------------
      Income Before Taxes                                             10,237           7,178          43%
      Income Tax                                                       4,167           2,833          47%
                                                               -------------   -------------
NET INCOME                                                     $       6,070   $       4,345          40%
                                                               =============   =============

Per Share Data
      Basic Earnings Per Common Share                          $        0.21   $        0.16          30%
      Earnings Per Share - Assuming Dilution                   $        0.21   $        0.15          40%
Weighted Average Shares Outstanding                               28,423,693      26,475,744
Weighted Average Shares Outstanding Including
      Dilutive Effect Of Stock Options                            28,864,095      29,016,009



                                     (more)

WIBC - Record Profits in 1Q05
April 21, 2005
Page 3

                                                                                                                    One Year
CONSOLIDATED BALANCE SHEET                                         March 31,        December 31,       March 31,   Percentage
--------------------------                                           2005              2004              2004        Change
(unaudited) (dollars in thousands, except share data)                ----              ----              ----        ------

ASSETS:
Noninterest-Earning Demand Deposits and Cash on Hand                 $    51,815    $    53,903    $    42,825        21%
Federal Funds Sold                                                       125,000         45,000         75,000        67%
                                                                     -----------    -----------    -----------
Total Cash and Cash Equivalents                                          176,815         98,903        117,825        50%

Interest-Bearing Deposits in Other Financial Institutions                      3              3            102       -97%
Securities Available For Sale                                             91,378         85,712         60,248        52%
Securities Held To Maturity                                               29,129         29,262         20,827        40%
                                                                     -----------    -----------    -----------
Total Securities                                                         120,510        114,977         81,177        48%

Loans & Leases Receivable                                              1,044,964      1,020,723        835,156        25%
Allowance For Loan Losses                                                 11,669         11,111          9,487        23%
                                                                     -----------    -----------    -----------
Loans & Leases Receivable, Net                                         1,033,295      1,009,612        825,669        25%

Accrued Interest Receivable                                                4,631          3,867          3,020        53%
Acceptances                                                                2,121          2,041          2,593       -18%
Other Real Estate Owned                                                      308             --             --        NA
Premises and Equipment                                                     6,929          5,480          4,708        47%
Federal Home Loan Bank (FHLB) Stock, at Cost                               4,318          4,372          2,015       114%
Cash Surrender Value of Life Insurance                                    11,703         11,536         11,227         4%
Other Assets                                                              16,667         14,853         18,011        -7%
                                                                     -----------    -----------    -----------
TOTAL ASSETS                                                         $ 1,377,297    $ 1,265,641    $ 1,066,245        29%
                                                                     ===========    ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY:
LIABILITIES:
Non-interest Bearing Demand Deposits                                 $   281,717    $   273,940    $   254,078        11%
Savings & NOW Deposits                                                    46,298         47,594         49,437        -6%
Money Market Deposits                                                    231,410        212,916        162,228        43%
Time Deposits                                                            600,447        564,255        451,448        33%
                                                                     -----------    -----------    -----------
Total Deposits                                                         1,159,872      1,098,705        917,191        26%

FHLB Advances                                                             61,000         41,000         40,000        53%
Acceptances                                                                2,121          2,041          2,593       -18%
Junior Subordinated Debentures                                            46,083         25,464         25,464        81%
Accrued Interest and Other Liabilities                                    13,043         10,124          8,138        66%
                                                                     -----------    -----------    -----------
Total Liabilities                                                      1,282,119      1,177,334        993,386        29%

STOCKHOLDERS' EQUITY:
Common Stock - No Par Value-Authorized, 80,000,000
 Shares; Issued and Outstanding 28,571,080,
 28,142,470 and 27,716,578 Shares, Respectively                           41,042         38,926         37,892         8%
Retained Earnings                                                         54,532         49,605         34,491        58%
Accumulated Other Comprehensive (Loss) Income, Net of Taxes                 (396)          (224)           476      -183%
                                                                     -----------    -----------    -----------
Total Stockholders' Equity                                                95,178         88,307         72,859        31%
                                                                     -----------    -----------    -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $ 1,377,297    $ 1,265,641    $ 1,066,245        29%
                                                                     ===========    ===========    ===========


                                     (more)

WIBC - Record Profits in 1Q05
April 21, 2005
Page 4

AVERAGE BALANCES
----------------                                                     Quarter Ended March 31,
(unaudited) (dollars in thousands)                                 2005                  2004
                                                                   ----                  ----
Average Assets                                                   $ 1,298,900           $ 987,768
Average Equity                                                   $    92,349           $  63,260
Average Net Loans (includes LHFS)                                $ 1,026,188           $ 777,503
Average Deposits                                                 $ 1,105,393           $ 853,018
Average Interest Earning Assets                                  $ 1,201,554           $ 903,082

CONSOLIDATED FINANCIAL RATIOS                                         Quarter Ended March 31,
-----------------------------
(unaudited) (dollars in thousands, except per share data)          2005                  2004
                                                                   ----                  ----
Annualized Return on Average Assets                                  1.87%                  1.76%
Annualized Return on Average Equity                                 26.29%                 27.47%
Efficiency Ratio                                                    42.20%                 43.04%
Annualized Operating Expense/Average Assets                          2.41%                  2.47%
Annualized Net Interest Margin                                       4.54%                  4.03%
Tier 1 Leverage Ratio                                                9.81%                  7.33%
Tier 1 Risk-Based Capital Ratio                                     11.74%                  8.32%
Total Risk-Based Capital Ratio                                      14.08%                 12.39%
Book Value Per Share                                             $   3.33              $   2.63

ALLOWANCE FOR LOAN LOSSES                                             Quarter Ended March 31,
--------------------------
(unaudited) (dollars in thousands)                                 2005                  2004
                                                                   ----                  ----
Balance at Beginning of Period                                   $    11,111           $   9,011
Provision for Loan Losses                                                500                 897
Less Charge Offs (Net Recoveries)                                        (56)                 (7)
Net Adjustment to Allowance for Unfunded Loan Commitments                 (2)                427
                                                               -------------       -------------
Balance at End of Period                                         $    11,669           $   9,488
Loan Loss Allowance/Gross Loans                                         1.12%               1.14%
Loan Loss Allowance/Non-performing Loans                              521.38%             255.64%
Loan Loss Allowance/Total Assets                                        0.85%               0.89%
Loan Loss Allowance/Non-performing Assets                             458.27%             255.64%

NON-PERFORMING ASSETS
(net of guaranteed portion)  (dollars in thousands)            March 31, 2005      March 31, 2004
                                                               --------------      --------------
Accruing Loans - 90 Days Past Due                                $        96           $     145
Non-accrual Loans                                                      2,142               3,545
Restructured Loans                                                         0                  21
                                                               --------------      --------------
Total Non-performing Loans                                           $ 2,238           $   3,711
Total Non-performing Loans/Gross Loans                                  0.21%                0.44%
OREO                                                                     308                   -
                                                               --------------      --------------
Total Non-performing Assets                                          $ 2,546           $   3,711
Total Non-performing Assets/Total Assets                                0.18%               0.35%

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp's most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change, and, Wilshire Bancorp will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

                                       -0-

NOTE:  Transmitted on Business Wire at 3:30 am PDT on April 21, 2005.